Exhibit 99.1

Joe’s Jeans Reports 16% Increase in Net Sales for the 2nd Quarter of Fiscal 2012

LOS ANGELES--(BUSINESS WIRE)--July 16, 2012--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the second quarter ended May 31, 2012. Highlights were:

  Consolidated second quarter net sales increased 16% to $28.6 million;
  Retail store net sales increased 26%;
  Retail same store sales increased 10%;
  Wholesale net sales increased 14%; and
  Operating income increased 82% to $3.1 million for the second quarter of fiscal 2012.

For the second quarter of fiscal 2012, overall net sales were $28.6 million compared to $24.7 million from the prior year comparative period, or a 16% increase. Our overall gross profit for the quarter increased to $13.6 million from $11.5 million in the prior year comparative period, or an 18% increase. Our overall gross margin in the second quarter of fiscal 2012 and fiscal 2011 was consistent at 47%. Operating expense in the second quarter of fiscal 2012 was $10.5 million compared to $9.8 million in the prior year period. Operating expenses increased primarily as a result of operating three more retail stores this period than the year ago period. We generated operating income of $3.1 million compared to $1.7 million in the prior year comparative period and fully diluted earnings per share of $0.02 for the second quarter of fiscal 2012 compared to earnings per share of $0.01 in same period a year ago.

Marc Crossman, President and Chief Executive Officer, commented, “We are pleased to report record sales of $28.6 million for the quarter, a 16% increase over the prior year period. Both our domestic wholesale and retail segments posted healthy increases and our retail segment continued to provide diversification to our revenue base. With these positive results, our operating income increased 82% to $3.1 million.”

Retail

Net sales from our retail segment in the second quarter increased 26% to $5.7 million compared to $4.5 million in the prior year comparative period. The growth in retail sales was driven by a 10% same store sales increase and revenue contribution from 23 stores compared to 20 stores in the prior year period. Gross margins for our retail segment increased to 71% from 65% in the year ago period. Retail operating expense increased as a result of additional expenses associated with expanding our store base. Overall, for the second quarter, we had operating income of $570,000 compared to $143,000 a year ago for our retail segment.

Mr. Crossman commented, “Our retail sales continue to perform well above our expectations, and in particular, our full price retail stores. Full price retail stores posted same store sales gains of 38% for the quarter.” Crossman continued, “With healthy gross margin expansion and same store sales gains, our retail segment posted record revenue and profitability this quarter.”

Wholesale

Net sales for our wholesale segment in the second quarter of fiscal 2012 increased 14% to $22.9 million from $20.2 million in the prior year period. Sales gains came from both our men and women’s sales channels and the addition of our new brand else™. Gross margins for our wholesale segment were 41% for the second quarter of fiscal 2012 compared to 43% in the prior year comparable quarter. For the second quarter, wholesale operating expense increased to $3.2 million from $2.9 million a year ago. As a result of our improved sales, our wholesale operating income increased to $6.3 million in the second quarter of fiscal 2012 compared to $5.7 million in the prior year comparative period.

Mr. Crossman commented, “Our earlier commitment to introduce more fashion offerings, like printed denim and our ‘55 Colors,’ translated into growth.” Crossman continued, “As we move into our third quarter with Fall and Back-to-School shopping, we are excited about our new product offerings with our wholesale partners and the expansion of our else™ brand with Macy*s.”

Corporate and Other

For the second quarter of fiscal 2012, our corporate and other expenses were $3.8 million compared to $4.2 million in the second quarter a year ago. Corporate and other expenses decreased due to the non-renewal of certain print and other advertising commitments originally launched in the fourth quarter of fiscal 2011.

The Company will host a conference call on Monday, July 16, 2012 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the second quarter ended May 31, 2012.

To access the live call, please dial (866) 713-8310 (U.S.) or (617) 597-5308 (International). The conference ID number and participant passcode is 51530582 and is entitled the “Q2 2012 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 6:30 p.m. Eastern Time on July 16, 2012 until 11:59 p.m. Eastern Time on July 23, 2012 by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international) and using the conference passcode 59911674. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	May 31, 2012	May 31, 2011
	(unaudited)
Net sales	$28,640	$24,701
Cost of goods sold	15,080	13,180
Gross profit	13,560	11,521

Operating expenses
Selling, general and administrative	10,148	9,545
Depreciation and amortization	340	291
	10,488	9,836
Operating income	3,072	1,685
Interest expense	103	129
Income before provision for taxes	2,969	1,556
Income taxes	1,551	805
Net income	$1,418	$751

Earnings per common share - basic	$0.02	$0.01

Earnings per common share - diluted	$0.02	$0.01

Weighted average shares outstanding
Basic	65,234	63,784
Diluted	66,459	64,572

The following table sets forth certain segment information for the three months ended May 31, 2012 and 2011, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
Segment Results
(in thousands)

	Three months ended
	May 31, 2012	May 31, 2011
	(unaudited)
Net sales:
Wholesale	$22,947	$20,187
Retail	5,693	4,514
	$28,640	$24,701

Gross Profit:
Wholesale	$9,504	$8,575
Retail	4,056	2,946
	$13,560	$11,521

Operating income (loss):
Wholesale	$6,281	$5,709
Retail	570	143
Corporate and other	(3,779)	(4,167)
	$3,072	$1,685

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu, 323-837-3700 x 304
(Investor Relations)
or
Alejandra Dibos, 323-837-3700
alejandra@joesjeans.com
(Press)